Exhibit 99.(12)

FORM OF OPINION

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

[   ], 2015

Board of Directors

Morgan Stanley Institutional Fund, Inc.

Emerging Markets Domestic Debt Portfolio

522 Fifth Avenue

New York, New York 10036

Board of Directors

Morgan Stanley Institutional Fund, Inc.

Emerging Markets External Debt Portfolio

522 Fifth Avenue

New York, New York 10036

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to Emerging Markets Domestic Debt Portfolio (the “Acquired Fund”), a separate series of Morgan Stanley Institutional Fund, Inc. (the “Company”), a Maryland corporation, to the holders of the shares of beneficial interest (the “Acquired Fund Shares”) of Acquired Fund (the “Acquired Fund Shareholders”), and to Emerging Markets External Debt Portfolio (the “Acquiring Fund”), a separate series of the Company, in connection with the proposed transfer of substantially all of the properties of Acquired Fund to Acquiring Fund in exchange solely for voting shares of common stock of Acquiring Fund (“Acquiring Fund Shares”) and the assumption of all stated liabilities of Acquired Fund by Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by Acquired Fund in complete liquidation and termination of Acquired Fund (the “Reorganization”), all pursuant to the Agreement and Plan of Reorganization (the “Plan”) dated as of February 26, 2015 executed by the Company on behalf of the Acquired Fund and the Acquiring Fund.

For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the Form N-14 filed by Acquiring Fund with the Securities and Exchange Commission, (3) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Acquired Fund, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Company on behalf of Acquiring Fund, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

Based upon the foregoing, it is our opinion that:

1.                                      The acquisition by Acquiring Fund of substantially all of the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all stated liabilities of Acquired Fund by Acquiring

Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund shares in complete liquidation and termination of Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

2.                                      Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all stated liabilities of Acquired Fund, except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

3.                                      Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Acquired Fund in the Reorganization.

4.                                      Acquiring Fund will recognize no gain or loss upon receiving the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all stated liabilities of Acquired Fund.

5.                                      The adjusted basis to Acquiring Fund of the properties of Acquired Fund received by Acquiring Fund in the Reorganization will be the same as the adjusted basis of those properties in the hands of Acquired Fund immediately before the exchange.

6.                                      Acquiring Fund’s holding periods with respect to the properties of Acquired Fund that Acquiring Fund acquires in the Reorganization will include the respective periods for which those properties were held by Acquired Fund (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

7.                                      The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund Shares.

8.                                      The aggregate basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the Reorganization will be the same as the aggregate basis of Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefor.

9.                                      An Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the Reorganization will include the holding period during which the Acquired Fund Shareholder held Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Form N-14 and to the references therein to us under the headings “Synopsis—Tax Consequences of the Reorganization,” “The Reorganization—Tax Aspects of the Reorganization” and “Legal Matters.” In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,